Exhibit 99

                    News Release

                    Ecolab Inc.

                    370 Wabasha Street North

                    St. Paul, Minnesota  55102

FOR IMMEDIATE RELEASE

Michael J. Monahan	(651) 293-2809 (Tel) (651) 225-3123 (Fax)

ECOLAB’S FOURTH QUARTER EPS INCREASES 30%

Meets Recently Announced Expectations

Double-Digit EPS Growth Expected Again In 2003

2002 FOURTH QUARTER HIGHLIGHTS:

•                              Diluted net income per share, as reported, +30% to $0.39, after special charges

•                              Pro forma diluted earnings per share from ongoing operations of $0.45, +32%

•                              Sales of $883 million, +59%; +9% when adjusted for acquisitions

•                              Focused, aggressive sales efforts on key domestic and international end-markets and strong cost controls lead the quarter’s growth

•                              2003 diluted EPS expected to rise to $2.05 range

	Fourth Quarter and Twelve Months Ended Dec. 31
	Fourth Quarter		Twelve Months
	2002	2001	2002	2001
(Diluted earnings per share)
Pro forma income from ongoing operations	$0.45	$0.34	$1.84	$1.63
Pro forma adjustments:
Acquisition of Europe joint venture	—		—	(0.03)
Adoption of FAS No. 142 — to eliminate goodwill amortization	—	(0.04)	—	(0.15)
One-time gain from benefit plan change	—	—	0.03	—
Special charges	(0.06)	—	(0.25)	—
Adoption of FAS No. 142 — transitional impairment charge	—	—	(0.03)	—
Discontinued operations	—	—	0.01	—
Net income, as reported	$0.39	$0.30	$1.60	$1.45

The non-GAAP financial measures in the foregoing table are provided to assist in the reader’s understanding of the impact of unusual items on the comparability of the company’s operations for the fourth quarters and full years ended December 31, 2002, and 2001.  The presentation reconciles as reported net income (U.S. GAAP amounts) to pro forma income for these periods.  The pro forma information should not be construed as an alternative to reported results under U.S. GAAP.

ST. PAUL, Minn., February 18, 2003:  Continued growth in key customer segments and focused sales efforts to leverage them, good performances from all geographic regions and strong cost savings led Ecolab’s fourth quarter as net income per diluted share rose 30% to $0.39.  Pro forma diluted earnings per share from ongoing operations rose 32% to $0.45 and equaled the Company’s recently announced expectations for the quarter ended December 31, 2002.

Net income per share as reported of $0.39 for the fourth quarter included restructuring and merger integration costs.  Excluding these special charges, pro forma income from ongoing operations totaled $0.45 per diluted share.  Comparison of the fourth quarter 2002 results to those of a year ago is affected by the adoption of FAS No. 142, Goodwill and Other Intangible Assets (the elimination of goodwill amortization), and the acquisition and consolidation of the former European joint venture at the end of last year.  Pro forma earnings per share from ongoing operations for the fourth quarter of 2001 were $0.34 per share after adjustment for these changes; fourth quarter 2001 net income per share as reported was $0.30. Supplementary information regarding 2001 pro forma earnings may be found on Ecolab’s web site at http://www.ecolab.com/investor/proforma.asp.

Commenting on the quarter, Allan L. Schuman, Ecolab’s Chairman and Chief Executive Officer said, “Results came in right where we forecast them to be in our January 23 announcement.  As we said at that time, the combination of good sales gains and cost savings enabled us to beat our previous expectations.  We had an outstanding performance in 2002, one accomplished against challenging economic conditions, and it clearly reflected the extraordinary efforts of our 20,000 associates around the globe.

“We entered 2003 in excellent shape, and expect another record year for Ecolab as we continue to successfully implement our ‘Circle the Customer, Circle the Globe’ strategy and build our product and service offerings for our customers.  We have made major global advancements in serving our customers and broadening our markets through this strategy, and we see much more opportunity ahead.  We are dedicated to fully exploiting these opportunities and finding new ways in which we can deliver more high quality services to our customers and at the same time deliver improved value to our shareholders.  Our growth opportunities have never looked better, and we believe our results in 2003 and beyond will continue to represent the Ecolab standard of superior performance.”

 Fourth quarter sales for Ecolab’s United States Cleaning & Sanitizing operations rose

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10% over the fourth quarter of 2001 to $394 million, with strong gains in Institutional and Kay operations and improved growth in Food & Beverage.  Ecolab’s United States Cleaning & Sanitizing operating income rose 8% to $58 million, reflecting the adoption of FAS 142, new products and aggressive sales efforts, which were partially offset by investments in technology and sales productivity.

United States Other Services sales increased 7% to $77 million in the fourth quarter; excluding acquisitions, sales rose 6%.  Operating income in the fourth quarter of 2002 grew 17% to $8 million due to improved results in Pest Elimination, as well as the benefits of adopting FAS 142.

In 2002, sales of Ecolab’s International Cleaning & Sanitizing operations include the results of operations in Europe (formerly the Henkel-Ecolab joint venture, which was acquired at the end of 2001).  Reported International sales rose 220% in the fourth quarter when measured at fixed currency rates.  Excluding acquisitions and divestitures, sales rose 8% at fixed rates, as Latin America led growth in all areas.  Fixed currency operating income rose 333% to $38 million.  Excluding FAS 142 and acquisitions and divestitures, International operating income rose 42% with gains from productivity improvements and cost controls.

Fourth quarter and full year results include special charges related to plans management announced in January 2002 to undertake restructuring and cost saving actions during 2002.  Actions taken included workforce reductions, product discontinuations and asset write-downs totaling $12.4 million for the fourth quarter and $51.8 million for the full year.  All restructuring actions have been announced and recorded.  Aggregate charges were consistent with the previously announced $50 million - $60 million range on a pre-tax basis.

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Business Outlook

Certain statements herein, including those that follow, are based on current expectations. These statements are forward-looking, and actual results may differ materially.  These statements do not include the potential impact of business acquisitions or other material corporate transactions, which may be completed after the date of this release.  This Business Outlook section should be read in conjunction with the information on “Forward-Looking Statements” at the end of this release.

Ecolab expects consolidated sales to increase 9-10% in the first quarter 2003 over sales for the first quarter 2002.  Gross margins are expected to be around 51%.  SG&A expenses are expected to increase to around 40% of sales reflecting increased selling expenses, as well as sales force and productivity investments.   Interest expense is likely to be approximately $10 million for the first quarter.  Currency is expected to be a favorable influence.

Diluted earnings per share for the first quarter of 2003 are expected to be in the $0.40-$0.42 range compared to diluted net income of $0.27 per share and pro forma earnings of $0.37 per share in the first quarter 2002.

For the full year ended December 31, 2003, Ecolab expects diluted earnings per share to be approximately $2.05.

With sales of $3.4 billion, Ecolab is the leading global developer and marketer of premium cleaning, sanitizing, pest elimination, maintenance and repair products and services for the hospitality, foodservice, institutional and industrial markets.

Ecolab shares are traded on the New York Stock Exchange and the Pacific Exchange under the symbol ECL.  Ecolab news releases and other investor information are available on the Internet at http://www.ecolab.com.

                Ecolab will host a live webcast to review the fourth quarter earnings announcement today at 1:00 p.m. Eastern Time.  The webcast will be available to the public on Ecolab’s website at http://www.ecolab.com/investor/.  A replay of the webcast will be available at that site through February 28, 2003.

Listening to the webcast requires Internet access, a soundcard and the Windows Media Player or other compatible streaming media player. If you do not have the Media Player client

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installed on your PC, you may download a free version of Media Player at http://www.microsoft.com/windows/windowsmedia/players.asp.

This news release contains various “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These include statements concerning our 2003 first quarter and full year financial and business prospects.  These statements, which represent Ecolab’s expectations or beliefs concerning various future events, are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ materially from those of such Forward-Looking Statements.  These risks and uncertainties include: the vitality of the hospitality, foodservice and travel industries; restraints on pricing flexibility due to competitive factors and customer and vendor consolidations; changes in oil or raw material prices or unavailability of adequate and reasonably priced raw materials; the occurrence of capacity constraints or the loss of a key supplier; the effect of future acquisitions or divestitures or other corporate transactions; the company’s ability to achieve plans for past acquisitions; the costs and effects of complying with: (i) laws and regulations relating to the environment and to the manufacture, storage, distribution, efficacy and labeling of the company’s products and (ii) changes in tax, fiscal, governmental and other regulatory policies; economic factors such as the worldwide economy, interest rates and currency movements, including, in particular, the company’s exposure to foreign currency risk; the occurrence of (a) litigation or claims, (b) the loss or insolvency of a major customer or distributor, (c) war, (d) natural or manmade disasters (including material acts of terrorism or other hostilities which impact the company’s markets) and, (e) severe weather conditions affecting the food service and the hospitality industries; loss of, or changes in, executive management; the company’s ability to continue product introductions and technological innovations; and other uncertainties or risks reported from time-to-time in the company’s reports to the Securities and Exchange Commission.  In addition, the company notes that its stock price can be affected by fluctuations in quarterly earnings.  There can be no assurances that the company’s earnings levels will meet investors’ expectations. Ecolab undertakes no duty to update its Forward-Looking Statements.

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IMMEDIATE RELEASE

M.J. Monahan

(651) 293-2809

ECOLAB INC.

CONSOLIDATED STATEMENT OF INCOME

FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2002

	Fourth Quarter		Year
	2002	2001	2002	2001
	(unaudited)
(thousands, except per share)

Net Sales	$883,380	$554,698	$3,403,585	$2,320,710

Cost of Sales*	444,032	276,176	1,687,597	1,120,254
Selling, General and Administrative Expenses	335,117	211,015	1,283,091	881,453
Special Charges	10,808	1,069	37,031	824

Operating Income	93,423	66,438	395,866	318,179

Interest Expense, Net	10,440	7,940	43,895	28,434

Income from Continuing Operations
Before Income Taxes and Equity in Earnings of Henkel-Ecolab	82,983	58,498	351,971	289,745

Provision for Income Taxes	31,877	23,753	140,081	117,408

Equity in Earnings of Henkel-Ecolab	—	3,557	—	15,833

Income from Continuing Operations
Before Cumulative Effect of Change in Accounting	51,106	38,302	211,890	188,170

Change in Accounting for Goodwill and Other Intangible Assets	—	—	(4,002)	—

Gain from Discontinued Operations	—	—	1,882	—

Net Income	$51,106	$38,302	$209,770	$188,170

Diluted Income per Common Share
Income from Continuing Operations	$0.39	$0.30	$1.62	$1.45
Change in Accounting	—	—	(0.03)	—
Gain from Discontinued Operations	—	—	0.01	—
Net Income	$0.39	$0.30	$1.60	$1.45

Weighted-Average Common
Shares Outstanding
Basic	129,695	127,695	129,073	127,416
Diluted	131,208	129,682	130,787	129,928

* Cost of sales includes special charges of $1,584 and income of $139 for the fourth quarter and $8,977 and income of $566 for the years ended December 31, 2002 and 2001,  respectively.

Certain reclassifications have been made in prior years’ financial statements to conform to classifications used in the current year. These reclassifications had no impact on previously reported net income or net income per share.

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

IMMEDIATE RELEASE

M.J. Monahan

(651) 293-2809

ECOLAB INC.

OPERATING SEGMENT INFORMATION

FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2002

	Fourth Quarter		Year
	2002	2001	2002	2001
	(unaudited)
(thousands)

Net Sales
United States
Cleaning & Sanitizing	$394,370	$358,692	$1,615,171	$1,548,882
Other Services	77,386	72,163	308,329	273,020
Total	471,756	430,855	1,923,500	1,821,902
International Cleaning & Sanitizing
	384,284	120,067	1,427,418	472,113
Effect of Foreign Currency Translation	27,340	3,776	52,667	26,695
Consolidated	$883,380	$554,698	$3,403,585	$2,320,710

Operating Income
United States
Cleaning & Sanitizing	$57,558	$53,226	$271,838	$246,936
Other Services	7,804	6,656	33,051	29,338
Total	65,362	59,882	304,889	276,274
International Cleaning & Sanitizing	37,690	8,710	131,376	44,181
Corporate Expense*	(12,391)	(2,119)	(46,008)	(4,938)
Effect of Foreign Currency Translation	2,762	(35)	5,609	2,662
Consolidated	$93,423	$66,438	$395,866	$318,179

* Consistent with the company’s internal management reporting, corporate expense includes special charges of
$12,392 and $51,799 for the fourth quarter and year ended December 31, 2002, respectively.

Corporate expense also includes a curtailment gain of $5,791 for the year ended December 31, 2002.

IMMEDIATE RELEASE

M.J. Monahan

(651) 293-2809

ECOLAB INC.

CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2002

	December 31	December 31
	2002	2001
(thousands)

Assets
Current assets
Cash and cash equivalents	$49,205	$41,793
Accounts receivable, net	553,154	514,074
Inventories	291,506	279,785
Deferred income taxes	71,147	53,781
Other current assets	50,925	40,150
Total current assets	1,015,937	929,583

Property, plant and equipment, net	680,265	644,323

Goodwill, net	695,700	596,925

Other intangible assets, net	188,670	178,951

Other assets	297,857	175,218

Total assets	$2,878,429	$2,525,000

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt	$160,099	$233,393
Accounts payable	205,665	199,772
Compensation and benefits	184,239	132,720
Income taxes	12,632	18,887
Other current liabilities	303,715	243,180
Total current liabilities	866,350	827,952

Long-term debt	539,743	512,280

Postretirement health care and pension benefits	207,596	183,281

Other liabilities	164,989	121,135

Shareholders’ equity	1,099,751	880,352

Total liabilities and shareholders’ equity
	$2,878,429	$2,525,000